SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14C
(Rule 14C-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

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[ ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission only (as permitted by Rule 14a-5(d) (1))
[X]	Definitive Information Statement

CONSORTEUM HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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[ ]	Fee previously paid with preliminary materials.

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CONSORTEUM HOLDINGS, INC.
141 Adelaide Street West – Suite 550
Toronto, Ontario M5H 3L5 Canada
(866) 824-8854
                                                                                                                     July 23, 2010

Dear Stockholder:

This Information Statement is furnished to holders of shares of Common Stock, par value $.001 per share (the “Common Stock”), of Consorteum Holdings, Inc. (the “Company”). The purpose of this Information Statement is to notify the stockholders that:

1.  On March 1, 2010, the Company received written consent (the “Written Consent”) from certain principal stockholders of the Company holding 52,928,050 shares of Common Stock, representing approximately 58.00% of the total issued and outstanding Common Stock adopting the following resolution:

To amend the Company’s Articles of Incorporation (the “Amendment to the Articles of Incorporation”) to increase the number of authorized shares of our Common Stock to 500,000,000 shares from 100,000,000 shares.

2.  On May 25, 2010 the Company’s Board of Directors unanimously authorized the creation of Forty Million (40,000,000)  shares of a Series A Preferred Stock, par value $.001 per share (the “Series A Preferred”) having the characteristics described below in the section entitled “Description of Securities—Series A Convertible Preferred Stock.”

The Board of Directors of the Company (the “Board”) believes that the terms of the Amendment to the Articles of Incorporation are beneficial to the Company.  The resolutions adopted by the Written Consent were also approved by the Board by unanimous written consent dated March 1, 2010.

The enclosed Information Statement is being furnished to you to inform you that the foregoing actions have been approved unanimously by the Company Board of Directors and, where required, by the holders of a majority of the outstanding shares of the Company’s Common Stock.  The Company is also distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the Nevada Private Corporations Law.  The Board is not soliciting your proxy in connection with the adoption of these resolutions and proxies are not requested from stockholders.  Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the Amendment to the Articles of Incorporation to increase the authorized shares of Common Stock will not become effective until it is filed with the Nevada Secretary of State, which filing will not occur before approximately August 14, 2010, a minimum of 20 calendar days after the date this Information Statement has been mailed to the Company’s stockholders (the “Effective Date”).   This Information Statement is being mailed on or about July 23, 2010 to stockholders of record on July 8, 2010 (the “Record Date”).  You are urged to read the Information Statement in its entirety for a description of the action taken by the majority stockholders of the Company.

/s/ Craig A. Fielding CEO

CONSORTEUM HOLDINGS, INC.
141 Adelaide Street West – Suite 550
 Toronto, Ontario M5H 3L5 Canada
 (866) 824-8854

_________________________________

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 14c-2 THEREUNDER
_____________________________________

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT SOLICITING YOUR VOTE OR PROXY IN CONNECTION WITH ANY OF THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT.
_______________________________________________________________

GENERAL

We are sending you this Information Statement to inform you that on March 1, 2010 certain principal stockholders of the Company (identified in the section entitled “Voting Securities and Principal Holders Thereof”) then holding 52,928,050 shares of our Common Stock, par value $.001 per share (the “Common Stock”), representing approximately 58.0% of the total issued and outstanding Common Stock of our Company, adopted the following resolutions by a written consent (the “Written Consent”):

1.
To amend the Company’s Articles of Incorporation (the “Amendment to the Articles of Incorporation”) to increase the number of authorized shares of our Common Stock to Five Hundred Million (500,000,000) shares from One Hundred Million (100,000,000) shares.

The resolutions adopted by the Written Consent were approved by the Board by unanimous written consent dated March 1, 2010.  The Amendment to the Articles of Incorporation will not become effective until it is filed with the Nevada Secretary of State which filing will not occur before approximately August 14, 2010, a minimum of 20 calendar days after the date this Information Statement has been mailed to the Company’s stockholders (the “Effective Date”). The Board is not soliciting your proxy in connection with the adoption of these resolutions and proxies are not requested from stockholders.  This Information Statement is being mailed on or about July 23, 2010 to stockholders of record on July 8, 2010 (the “Record Date”).  On July 8, 2010, the Company had 93,953,715 shares of Common Stock outstanding.  Each share of Common Stock is entitled to one vote.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Company is sending you this Information Statement to you for information purposes only.  The Company is also distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the Nevada Private Corporations Law (“NPCL”).  No additional action will be undertaken by the Company with respect to the receipt of written consents.  There are no dissenters’ rights under the NPCL afforded to the Company’s stockholders as a result of the adoption of these resolutions.

STOCKHOLDERS ENTITLED TO VOTE

Holders of Common Stock at the close of business on March 1, 2010 were entitled to vote. On March 1, 2010, we had 90,239,750 shares of Common Stock issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder.

RESULTS OF VOTE

On March 1, 2010 holders of a majority of the shares of the Company’s outstanding Common Stock executed a written consent adopting the resolutions described above.  The resolutions were approved by 52,928,050 votes, or 58.0% of all eligible votes. This consent satisfies the stockholder approval requirement for the proposed action under Section 78.315 of the NPCL.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the Amendment to the Articles of Incorporation adopted pursuant to the Written Consent will not become effective until it is filed with the Nevada Secretary of State, which filing will not occur before approximately August 14, 2010, a minimum of 20 calendar days after the date this Information Statement has been mailed to the Company’s stockholders (the “Effective Date”).

COST OF INFORMATION STATEMENT

The Company will ask brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of its Common Stock held of record by such persons and will reimburse such persons for expenses incurred in forwarding such material.  Total expenses in connection with the distribution of this Information Statement, which are anticipated to be less than $1000, will be paid by the Company.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following provides the names and addresses of (i) each person known to the Company to beneficially own more than 5% of the Company’s outstanding shares of Common Stock; (ii) each of the Company’s officers and directors; and (iii) all of the Company’s officers and directors as a group.  Except as otherwise indicated, all shares are owned directly.  As of July 8, 2010, there were 93,953,715 shares of Common Stock issued and outstanding.  In addition, there are 24,407,600 shares of Series A Preferred Stock issued and outstanding that have the right to vote together with the holders of all of the Company’s Common Stock on all matters presented to the Company’s stockholders at the rate of 2 votes for each share of Series A Preferred Stock.

Name and Address of Beneficial Owner	Amount and nature of beneficial ownership	Percent of Class (1)
Craig. A. Fielding (2)	14,407,600 (2)	20.18%(2)
James D. Beatty (3)	5,800,000	4.06%
Bill Smethurst (4)	-0-	-0-
Quentin Rickerby (5)	15,893,017(5)	22.26%(5)
Richard C. Fox, P.A.(6)	8,750,000	6.10%
All Directors and Officers as a group (3 persons)		24.24%

______________

(1)
Based on 93,953,715 shares of Common Stock outstanding as of July 8, 2010, plus each person’s warrants or options that are currently exercisable or that will become exercisable within 60 days of July 8, 2010. Also included for the purpose of calculating the relevant voting percentages are 24,407,600 issued and outstanding Series A Convertible Preferred Shares that vote together with the shares of Common Stock on all matters presented to Company stockholders. Each share of Series A Preferred has two (2) votes per share. Therefore, the total number of shares deemed issued and outstanding for the calculation of the voting percentages is 142,768,915 shares.

(2)
Mr. Fielding is a Director and Chief Executive Officer of the Company. Mr. Fielding’s ownership consists of 14,407,600 shares of Series A Convertible Preferred Stock convertible into shares of Common Stock at the rate of 2 shares of Common Stock for each share of Series A Preferred. Each share of Series A Preferred has two (2) votes per share. Therefore, Mr. Fielding has the right to vote the equivalent of 28,815,200 shares of Common Stock.

(3)	Mr. Beatty is a Director and Chairman of the Board of the Company.
(4)	Mr. Smethurst is Chief Financial Officer of the Company.
(5)
Mr. Rickerby’s ownership consists of 15,893,017 shares of Series A Convertible Preferred Stock convertible into shares of Common Stock at the rate of 2 shares of Common Stock for each share of Series A Preferred. Each share of Series A Preferred has two (2) votes per share. Therefore, Mr. Rickerby has the right to vote the equivalent of 31,768,034 shares of Common Stock.

(6)
Under an escrow agreement among the Company, Mr. Fox and the Company’s transfer agent, the shares owned by Mr. Fox are being held in escrow and will be returned to the Company if the Company pays certain accrued legal fees for services performed in 2009.

PROPOSAL 1 – AMENDMENT TO THE ARTICLES OF INCORPORATION

Current Capitalization of the Company

The Company's Articles of Incorporation currently authorizes the issuance of 100,000,000 shares of Common Stock, and 100,000,000 shares of Preferred Stock, $0.001 par value (“Preferred Stock”).  As of the date of this Information Statement, 93,953,715 shares of Common Stock were outstanding and 24,407,600 shares of Series A Convertible Preferred Stock are issued and outstanding.

Description of Proposed Amendment to the Articles of Incorporation

On March 1, 2010 the Board, by unanimous written consent, approved the Amendment to the  Articles  of Incorporation, subject to stockholder approval, to increase the number of authorized shares of Common Stock to Five Hundred Million (500,000,000) shares from One Hundred Million (100,000,000) shares. The full text of the proposed Amendment to the Articles of Incorporation is set out in Appendix A to this Information Statement.

On March 1, 2010 and pursuant to the Written Consent, stockholders owning of record and beneficially a majority of the shares of common stock authorized to vote on the Amendment approved the Amendment to the Articles of Incorporation, which will become effective upon its filing with the Secretary of State of the State of Nevada.  The Company expects to file the Amendment to the Articles of Incorporation promptly after the Effective Date.

Purposes and Effects of the Amendment to the Articles of Incorporation

General Corporate Purposes

The Company’s directors believe that it is desirable to have additional authorized shares of common stock available for other possible future financings, possible future acquisition transactions, stock dividends, stock splits and other general corporate purposes. The Company’s directors believe that having such additional authorized shares of common stock available for issuance in the future should give the Company greater flexibility and may allow such shares to be issued without the expense and delay of a special shareholders’ meeting. Although such issuance of additional shares with respect to future financings and acquisitions would dilute existing shareholders, management believes that such transactions would increase the value of the Company to its shareholders. Furthermore, the Company needs to increase its authorized shares of common stock to accommodate and fulfill certain obligations it has incurred at the present for which sufficient number of authorized and unissued shares are not currently available.

The Company has entered into a transaction with a company for a wrap-around note pursuant to which the Company agreed to sell some of its outstanding debt with the right to convert the debt into shares of the Company’s common stock. The conversion is based on a formula that is a 50% discount to the average three deep bid on the day of conversion.  Under this arrangement, and assuming the Company’s stock price does not increase, the Company may be obligated to issue up to a maximum of 39,000,000 shares.

The Company has also entered into a non-binding letter of intent to engage in a stock for stock acquisition of a company in a similar industry under which the Company would exchange shares of its common stock using a pre-negotiated formula for all of the issued and outstanding shares of the company to be acquired.   There are a number of conditions that must be satisfied before a closing can occur, and there is no assurance that these conditions will be satisfied; however, assuming all of these conditions are met, the Company estimates that it may issue approximately 15,000,000 shares of its common stock to the owners of the acquired company for the acquisition.

Advantages and Disadvantages of Increasing Authorized Shares

There are certain advantages and disadvantages of voting for an increase in the Company’s authorized common stock. The advantages include:  (i) The ability to raise capital by issuing capital stock under the transaction described above, or other financing transactions; and (ii) To have shares of common stock available to pursue business expansion opportunities, if any.

The disadvantages include:  (i)  Dilution to the existing shareholders, including a decrease in our net income per share in future periods. This could cause the market price of our stock to decline; and (ii) The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the desires of the Company’s Board of Directors, at that time. A takeover may be beneficial to independent shareholders because, among other reasons, a potential suitor may offer such shareholders a premium for their shares of stock compared to the then-existing market price. The Company does not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

The Company is subject to the provisions of Section 78.378 et seq of the NPCL. Section 378 prohibits publicly held Nevada corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or was, within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, an owner of 15% or more of a corporation's voting stock.  These provisions could have the effect of delaying, deferring or preventing a change in control of the Company or reducing the price that certain investors might be willing to pay in the future for shares of Common Stock.

Description of Securities

General

The Company’s authorized capital consists of 100,000,000 shares of Common Stock, par value $0.001 per share, and 100,000,000 shares of Preferred Stock, par value $.001 per share. On June 3, 2010 the Company filed a Certificate of Designation with the Secretary of State of the State of Nevada pursuant to which it authorized the issuance of 40,000,000 Series A Convertible Preferred Shares (“Series A Preferred”).  On July 8, 2010, there were 93,953,715 shares of Common Stock and 24,407,600 shares of Series A Preferred issued and outstanding. Set forth below is a description of certain provisions relating to the Company’s capital stock. For additional information, please refer to the Company’s Articles of Incorporation and By-Laws, the Certificate of Designation and the Nevada Revised Statutes.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent (50%) or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. See below “Series A Convertible Preferred Stock.” The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board of Directors out of the funds legally available therefor at that time. It is the Company’s present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

Dividends

There are no restrictions on the common stock or otherwise that limit the ability of the Company to pay cash dividends if declared by the Board of Directors. The holders of common stock are entitled to receive dividends if and when declared by the Board of Directors, out of funds legally available therefor and to share pro-rata in any distribution to the shareholders. Generally, we are not able to pay dividends if after payment of the dividends, we would be unable to pay our liabilities as they become due or if the value of our assets, after payment of the liabilities, is less than the aggregate of our liabilities and stated capital of all classes. We do not anticipate declaring or paying any cash dividends in the foreseeable future.

Series A Preferred Convertible Stock

Each outstanding share of Series A Preferred has two (2) votes per share on all matters requiring a vote of the stockholders and vote together with the holders of Common Stock on all matters presented to stockholders for a vote.  Each share of Series A Preferred shall be converted automatically and on a mandatory basis into two (2) shares of Common Stock within ten (10) days after the Company files the Amendment to its Articles of Incorporation in the State of Nevada to increase its authorized shares of Common Stock.  There shall be no payment or other consideration paid to the Company for the conversion.  Thereafter, the Series A Preferred shall be cancelled.

In the event of a voluntary or involuntary liquidation, the holders of Series A Preferred shall be entitled to receive $.001 per share in respect of each Series A Preferred share held before any amount is paid to the holders of the shares of Common Stock.  Except as set forth above, the holders of the Series A Preferred shall be entitled to participate with all other stockholders to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. The holders of the Series A Preferred have no preemptive rights with respect to any future offerings of shares of the Company and no right to dividends except if, as and when declared by the Board of Directors out of the funds legally available therefor at that time. It is the Company’s present intention to retain earnings, if any, for use in its business. The payment of dividends on the Series A Preferred are, therefore, unlikely in the foreseeable future.

Transfer Agent

The Company’s transfer agent is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716 Tel: (732) 872-2727.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No officer or director of the Company has any substantial interest in the matters to be acted upon, other than his role as an officer or director of the Company.   No director of the Company opposed the Amendment to the Articles of Incorporation.

PROPOSALS BY SECURITY HOLDERS

No security holder has requested the Company to include any proposals in this information statement.

Additional Information

The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “Exchange Act Filings”) with the Securities and Exchange Commission (the “SEC”).  Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System.

OTHER MATTERS

The Board knows of no other matters other than those described in this Information Statement which have been approved or considered by the holders of a majority of the shares of the Common Stock.

Dated: July 23, 2010	/s/Craig A. Fielding, CEO

By order of the Board of Directors of CONSORTEUM HOLDINGS, INC.

EXHIBITS

APPENDIX A	-	Certificate of Amendment to Articles of Incorporation

STATE OF NEVADA

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
CONSORTEUM HOLDINGS, INC.

Consorteum Holdings, Inc., a corporation organized and existing under the laws of the State of Nevada, hereby amends its Articles of Incorporation, as follows:

1.  The Name of the Corporation: Consorteum Holdings, Inc.

2.  The articles have been amended as follows: Article 3:  The corporation shall have authority to issue Six Hundred Million (600,000,000) shares of Capital Stock.  The Six Hundred Million (600,000,000) shares which the corporation shall have authority to issue shall be divided into two classes:

100,000,000 Preferred Shares, having a par value of one tenth of a cent ($.001) per share,  and

500,000,000 Common Shares, having a par value of one tenth of a cent ($.001) per share

A description of the different classes of stock and a statement of the designations, preferences, voting rights, limitations and relative rights of the holders of stock of such classes are as follows:

A.           Common Shares.  The terms of the Common Shares of the corporation shall be as follows:

(1)  Dividends.  Whenever cash dividends upon the Preferred Shares of all series thereof at the time outstanding, to the extent of the preference to which such shares are entitled, shall have been paid in full for all past dividend periods, or declared and set apart for payment, such dividends, payable in cash, stock, or otherwise, as may be determined by the Board of Directors, may be declared by the Board of Directors and paid from time to time to the holders of the Common Shares out of the remaining net profits or surplus of the corporation.

(2) Liquidation.  In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, all assets and funds of the corporation remaining after the payment to the holders of the Preferred Shares of all series thereof of the full amounts to which they shall be entitled as hereinafter provided, shall be divided and distributed among the holders of the Common Shares according to their respective shares.

(3) Voting rights.  Each holder of a Common Share shall have one vote in respect of each share of such stock held by him.  There shall not be cumulative voting.

B.           Preferred Shares.   Prior to the issuance of any of the Preferred Shares, the Board of Directors shall determine the number of Preferred Shares to then be issued from the total shares authorized, and such shares shall constitute a series of the Preferred Shares.  Such series shall have such preferences, limitations, and relative rights as the Board of Directors shall determine and such series shall be given a distinguishing designation.  Each share of a series shall have preferences, limitations, and relative rights identical with those of all other shares of the same series.  Except to the extent otherwise provided in the Board of Directors' determination of a series, the shares of such series shall have preferences, limitations, and relative rights identical with all other series of the Preferred Shares. Preferred Shares may have dividend or liquidation rights which are prior (superior or senior) to the dividend and liquidation rights and preferences of the Common Shares and any other series of the Preferred Shares.  Also, any series of the Preferred Shares may have voting rights.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  52,928,250 shares of common stock.

4.  Effective date of filing: (optional)

5.  Signature (required)

/s/  Craig A. Fielding, CEO